MATTHEW L. CHIPEGO, CHARLENE K. MOWREY, Kimberly Catalano-Pike, executrix of the Estate of Constance C. Churchill, DECEASED, JOSEPH W. EWING,

individually and on behalf of themselves and all other similarly situated

                                                  Plaintiffs

                               v.

FIVE STAR BANK

                       and

FINANCIAL INSTITUTIONS, INC.

                                                  Defendants

COURT OF COMMON PLEAS PHILADELPHIA COUNTY CIVIL ACTION MAY TERM, 2017 NO. 002466

CLASS ACTION SETTLEMENT

AGREEMENT AND RELEASE

TABLE OF CONTENTS

PAGE

I.	DEFINITIONS	4
II.	GENERAL TERMS OF THE SETTLEMENT	9
2.01.	Conditional Nature of Agreement.	9
2.02.	Effect of Disapproval.	10
2.03.	Denial of Liability.	10
2.04.	Class Certification.	10
2.05.	Proposed Order for Preliminary Approval.	11
2.06.	Monetary Relief to Class Members.	11
2.07.	Identification of Class Members.	13
2.08	Electronic List.	13
2.09.	Credit Reporting and Collections.	14
2.10.	Cease and Desist Collection.	15
2.11.	Covenant Not to Sue.	15
2.12.	Satisfaction of Monetary Judgments Against Class Members.	16
2.13.	Attorneys’ Fees and Expenses	17
2.14.	Individual Service Awards.	17
III.	ADMINISTRATION OF THE SETTLEMENT	18
3.01.	Costs of Administration.	18
3.02.	Treatment of Class Members Who Have Moved or Died.	18
3.03.	Uncashed/Unclaimed Checks.	19
3.04	Second Distribution	19
3.05.	Notification to Class Counsel.	20
3.06.	Residual Funds/ Cy Pres.	20
3.07.	Certification of Distribution.	21
IV.	CLASS SETTLEMENT PROCEDURES	21
4.01.	Motion for Preliminary Approval.	21
4.02.	Notice of Class Settlement.	23
4.03.	Opting Out	23
4.04.	Order and Final Judgment.	24
4.05.	Settlement Administrator Duties and Consent to Jurisdiction.	24
V.	RELEASES	24

i

5.01.	Release by the Parties and the Class Members.	24
5.02.	Unknown Claims or Losses.	25
VI.	QUALIFIED SETTLEMENT FUND	25
6.01.	Definition.	25
6.02.	Employer Identification Number.	26
6.03.	Relation-Back.	26
6.04.	Defendants’ Obligations After Making Deposits.	26
6.05.	Administration Tax Obligations.	26
VII.	MISCELLANEOUS PROVISIONS	277
7.01.	Parties to Use Best Efforts to Effectuate Settlement.	27
7.02.	Choice of Law and Venue.	27
7.03.	Entire Agreement.	27
7.04.	Modification Only in Writing.	27
7.05.	No Ambiguity To Be Construed In Favor of Either Party.	27
7.06.	Successors.	28
7.07.	Waivers.	28
7.08.	Counterparts.	28
7.09.	Retention of Jurisdiction.	28
7.10	Taxes.	28
7.11.	Public Statements.	28

ii

CLASS ACTION SETTLEMENT AGREEMENT AND RELEASE1

Subject to final approval by the Court and in exchange for the good and valuable consideration set forth herein, this Class Action Settlement Agreement and Release, dated as of the date of the last signature affixed hereto, by and between Plaintiffs Matthew L. Chipego, Charlene K. Mowery, Kimberly Catalano-Pike, executrix of the estate of Constance C. Churchill, deceased, and Joseph W. Ewing (the “Class Representatives” or “Plaintiffs”), on behalf of themselves and the Class Members, and Defendants Five Star Bank and Financial Institutions, Inc. (collectively, the “Bank” or “Defendants”), intending that as among the Parties, including all Class Members, the Litigation, and the Settled Claims shall be fully and finally compromised, settled, and released, and the Litigation shall be dismissed with prejudice as to all Parties upon the terms and conditions set forth below.

RECITALS

WHEREAS, in May 2017, Plaintiff Matthew L. Chipego and former plaintiff Douglas Beachel of Pennsylvania, together with Plaintiffs Joseph Ewing and the late Constance Churchill of New York, filed suit alleging that the Bank failed to send proper notice of disposition of collateral following a vehicle repossession, as required by the Uniform Commercial Code provisions of Pennsylvania, 13 Pa.C.S.A. §§ 9614, 9611 9b) and New York, NY UCC §§ 9-614, 9-611(b), 9-610, as applicable, in a matter captioned Chipego v. Five Star Bank, May Term 2017, Civ. Action No. 02466 (Court of Common Pleas of Philadelphia County) (the “Litigation”);

WHEREAS, the Class Representatives, through Class Counsel, have conducted a thorough and extensive investigation through formal discovery and through independent fact investigation into the facts and law relating to the Litigation;

1 Identified terms used in these recitals and whereas clauses shall have the meanings ascribed to them as set forth in § I of this Agreement.

WHEREAS, throughout the Litigation, the Parties made multiple attempts to settle the matter on a class-wide basis, including by mediations before Michael D. Young, Esq., of JAMS,, John P. Lavelle, Jr., Esq., of Morgan, Lewis & Bockius LLP; and most recently by mediation on February 28, 2025 before the Hon. Mark I. Bernstein (Ret.), and, after the third mediation the parties were able to reach an agreement in principle to be memorialized herein and when executed presented to the Court for approval;

WHEREAS, Plaintiffs and Defendants hereby execute this Settlement Agreement and intend to urge its approval by the Court after consideration of the following substantial benefits that the settlement bestows upon the Classes certified by the Court, consisting of Pennsylvania Class Members and New York Class Members, as further described below:

(i) In full settlement of all claims that were or could have been asserted by the Class in this proceedings, within 30 days of Preliminary Approval, Defendants will pay the sum of $29,500,000.00 to create a Settlement Fund that will be used to provide monetary relief to Pennsylvania Class Members and New York Class Members, to pay Class Counsel’s approved fees and expenses, to pay an approved class representative service award, and to pay the costs of notice and administration of the Settlement, all as approved by the Court; and;

(ii) Within 30 days of the Effective Date, Defendants will cease collection of all Deficiencies, which according to Defendants sum to approximately $55,323,663;

(iii) Within 7 days of signing the Settlement Agreement, Defendants will discontinue the initiation of any new enforcement action (e.g. garnishments, levies, and other similar litigation collection activity) to collect the Deficiencies. Defendants shall also provide notice to third parties working on their behalf not to initiate any new enforcement action to collect the Deficiencies;

(iv) Within 60 days of final approval of the Settlement Agreement, assuming no appeal, Defendants cause all judgments obtained on all Deficiencies to be satisfied (about 1,294 judgments); and

(v) Within 60 days of final approval of the Settlement Agreement, assuming no appeal, Defendants will make a request to Credit Reporting Agencies to delete entirely any credit reporting by Defendants from Class Members’ credit files relating to the Accounts at issue in the Litigation, in the manner set forth at ¶ 2.09 below.

WHEREAS, Class Counsel has fully analyzed and evaluated the merits of the Parties’ contentions and this Settlement as it affects all Parties (including the absent Class Members), has conducted multiple depositions of Bank witnesses, which included four depositions of Defendants’ corporate designee, and has reviewed tens of thousands of pages of documents and data including select loan files; and after taking into account the foregoing along with the substantial risks of continued litigation, is satisfied that the terms and conditions of this Agreement are fair, reasonable, adequate, and equitable, and that the settlement of the Litigation is in the best interests of the Class; and

WHEREAS, Defendants deny any and all liability in connection with the Litigation and denies that it is or may be liable for any of the claims in the Litigation, but nevertheless desires to resolve the Litigation on the terms and conditions herein set forth, for the purposes of avoiding the burden, expense, and uncertainty of continuing litigation and the sizable risks associated in the event Plaintiffs were successful on their claims and/or Defendants’ affirmative defenses were rejected, and for the purpose of putting to rest any and all controversies engendered by the

Litigation, and with reservation of Defendants’ rights against individuals or their privies who are not members of this Class;

NOW THEREFORE, intending to be legally bound and in consideration of the covenants and agreements set forth in this Agreement, Plaintiffs, the Class, and Defendants agree to the settlement of the Litigation, subject to Court approval, as follows:

I. DEFINITIONS

1.01. “Agreement,” “Settlement,” and “Settlement Agreement” mean this Class Action Settlement Agreement and Release.

1.02. “Cash Payment Eligible Class Members” means Class Members whose Class Notice is not returned as undeliverable within the meaning of ¶ 4.02.

1.03. “Class” is defined as the four classes certified by this Court in its September 30, 2021 Order, which includes:

Class A, defined as all persons:

(a) who financed a vehicle primarily for consumer use through Five Star, or whose consumer loan contract or installment sales contract was assigned to Five Star;

(b) from whom Five Star, as secured party, repossessed the financed vehicle, or ordered it repossessed;

(c) who had a Pennsylvania address as of the date of repossession; and

(d) who were sent a Notice of Right to Redeem (“Repossession Notice”) which:

(1) failed to state the method of disposition, i.e., whether a public or private sale; or

(2) failed to list the time and place of any public sale of the vehicle; or

(3) failed to state either that the debtor is entitled to an accounting of the unpaid indebtedness and the charge, if any, for such an accounting, or “if you want us to explain to you in writing how we have figured the amount that you owe us …”; or

(4) listed a lump sum “storage cost.”

(e) or, were sent no notice at all;

(f) in the period commencing May 16, 2011, through September 30, 2021.

Class B is defined as all persons:

(a) who financed a vehicle primarily for consumer use through Five Star, or whose consumer loan contract or installment sales contract was assigned to Five Star;

(b) who had a Pennsylvania address as of the date of repossession;

(c) from whom Five Star Bank, as secured party, repossessed the vehicle, or ordered it repossessed;

(d) whose vehicle was sold or auctioned by Five Star Bank, but leaving a surplus or claimed deficiency balance; and

(e) who were sent an explanation of the alleged deficiency or surplus (“Deficiency Notice”) that failed to:

(1) state that future debits, credits, charges, including additional credit service charges or interest, rebates and expenses may affect the amount of the surplus or deficiency; and/or

(2) provide in the following order:

(i) the aggregate amount of the obligation secured by the security interest under which the disposition was made, and if the amount reflects a rebate of unearned interest or credit service charge, an indication of that fact, and a calculation thereof;

(ii) the amount of proceeds of the disposition;

(iii) the aggregate amount of the obligations after deducting the amount of the proceeds;

(iv) the amount, in the aggregate or by type, and types of expenses, including expenses of retaking, holding, preparing for disposition, processing and disposing of the collateral and attorney’s fees secured by the collateral which are known to the secured party and relate to the current disposition;

(v) the amount, in the aggregate or by type and types of credits, including rebate of interest or credit service charges, to which the obligor is known to be entitled; and

(vi) the amount of the surplus or deficiency.

(f) or, were sent no Deficiency Notice at all;

(g) in the period commencing May 16, 2011 through September 30, 2021.

Class C is defined as all persons:

(a) who financed a vehicle primarily for consumer use through Five Star, or whose consumer loan contract or installment sales contract was assigned to Five Star;

(b) from whom Five Star, as secured party, repossessed the financed vehicle, or ordered it repossessed;

(c) who had a New York address as of the date of repossession; and

(d) who were sent a Notice of Right to Redeem (“Repossession Notice”) which failed to:

(i) state the method of disposition, i.e., whether a public or private sale; or

(ii) list the time and place of any public sale of the vehicle; or

(iii) state either that the debtor is entitled to an accounting of the unpaid indebtedness and the charge, if any, for such an accounting or “if you want us to explain to you in writing how we have figured the amount that you owe us …”; or

(iv) provide an itemized statement of the dollar amount needed to redeem, or stated that “estimated” expenses must be paid to redeem;

(e) or, were sent no notice at all;

(f) in the period commencing May 16, 2011 through September 30, 2021.

Class D is defined as all persons:

(a) who financed a motor vehicle primarily for consumer use through Five Star Bank or whose loan contract or installment sales contract was assigned to Five Star Bank;

(b) who had a New York address as of the date of repossession;

(c) from whom Five Star Bank, as secured party, repossessed the vehicle, or ordered it repossessed;

(d) whose vehicle was sold or auctioned by Five Star Bank, but leaving a surplus or claimed deficiency balance; and

(e) who were sent an explanation of the alleged deficiency or surplus (“Deficiency Notice”) that failed to:

(1) state that future debits, credits, charges, including additional credit service charges or interest, rebates and expenses may affect the amount of the surplus or deficiency; and/or

(2) provide in the following order:

(i) the aggregate amount of the obligation secured by the security interest under which the disposition was made, and if the amount reflects a rebate of unearned interest or credit service charge, an indication of that fact, and a calculation thereof;

(ii) the amount of proceeds of the disposition;

(iii) the aggregate amount of the obligations after deducting the amount of the proceeds;

(iv) the amount, in the aggregate or by type, and types of expenses, including expenses of retaking, holding, preparing for disposition, processing and disposing of the collateral and attorney’s fees secured by the collateral which are known to the secured party and relate to the current disposition;

(v) the amount, in the aggregate or by type and types of credits, including rebate of interest or credit service charges, to which the obligor is known to be entitled; and

(vi) the amount of the surplus or deficiency.

(f) or, were sent no Deficiency Notice at all;

(g) in the period commencing May 16, 2011 through September 30, 2021.

1.04. “Class Members” means those persons who, along with the Class Representatives, comprise the Class, and who have not opted out of the Settlement.

1.05. “Class Counsel” means Cary L. Flitter, Andrew M. Milz, and Jody Thomas López-Jacobs, along with the law firm of Flitter Milz, P.C., and Matthew Parham (pro hac vice) along with Western New York Law Center, and Carlo Sabatini along with Sabatini Law Firm LLC.

1.06. “Class Notice” means the Court-approved notice of class settlement to be sent to Class Members pursuant to ¶ 4.02.

1.07. “Class Period” means the period from May 16, 2011 through September 30, 2021.

1.08. “Credit Reporting Agency” means Experian Information Solutions, Inc., Equifax, Inc., Trans Union, LLC, and any other consumer reporting agency (as that term is defined by 15 U.S.C. § 1681a(f)), to which one or more Defendants have reported information regarding a Class Member’s Account.

1.09. “Deficiency,” or “Deficiency Balance” means any amount allegedly owed to one or more Defendants after the sale proceeds from the sale of a Class Member’s repossessed vehicle are applied to the Class Member’s Secured Obligation.

1.10. “Distribution Date” means not later than 30 days after the Effective Date and is the date on or about which the settlement payments shall be sent to Class Members.

1.11. “Effective Date” means the date 35 days after the entry by the Court of the Final Order Approving Class Action Settlement (the “Final Approval Order”), if no appeal is timely filed. If an appeal is timely filed, the “Effective Date” shall mean the date 7 days after either: (a) entry of an order affirming the Final Approval Order and when the applicable period for the initiation of any further appeal of the affirmance of the Final Approval Order has expired without a further appeal or petition for allowance of appeal having been filed; or (b) if an appeal is taken but dismissed with prejudice, the date of dismissal.

1.12. “Net Fund” means the proceeds of the Settlement Fund after the deduction of approved Class Counsel fees and expenses, approved class representative service awards, and administrative costs.

1.13. “New York Class Members” refers to the members of Classes C and D.

1.14. “Parties” means the Class Representatives, the Class Members, and Defendants.

1.15. “Pennsylvania Class Members” refers to the members of Classes A and B.

1.16 “Preliminary Approval” of this Agreement means that the Court has entered an order pursuant to Pa. R. Civ. P. 1710 preliminarily approving the terms and conditions of this Agreement, including the content and manner of notice to the Class in substantially the manner presented here.

1.17. “Repossession Notice” means a notice sent after the repossession of a vehicle advising the borrower of, inter alia, their right to redeem or reinstate.

1.18. “Secured Obligation” means the finance agreement, loan agreement, retail installment sales contract, or comparable vehicle finance transaction to which each Class Member and the Bank were parties and on which each Class Member allegedly defaulted, and where the alleged default resulted in the vehicle repossession, regardless of the present state of any security interest.

1.19. “Settled Claims,” as it relates to the Class Members, means all claims that have been brought in this case, and also includes all claims relating to such Class Members’ Secured Obligations, but does not include (1) any claims for personal injuries; (2) any claims under the Servicemembers Civil Relief Act, 50 U.S.C. § 3901; or (3) any claims arising from other accounts or lending relationships among the Class Members and the Defendants.

As to Defendants, “Settled Claims” includes any pleaded Counterclaims and Deficiencies, and according to Defendants the aggregate total of Deficiencies claimed and resolved by this Settlement is approximately $55.3 million.

As to the Class Representatives only, the term “Settled Claims” includes all claims that have been or could have been brought in this Litigation, not just the claims brought in this Litigation and/or the claims relating to their Secured Obligations.

1.20. “Settlement Administrator” means American Legal Claims Services, LLC.

1.21. “Settlement Fund” or “QSF” means the amount of $29,500,000.00 provided by Defendants, or on Defendants’ behalf, to the Settlement Administrator for deposit into a federally insured financial institution with branches in Pennsylvania and New York. The Settlement Fund may not be commingled with any other funds; it may be held in cash, cash equivalents, certificates of deposit, or instruments insured by an arm of or backed by the United States government but may be segregated as the Administrator deems appropriate to make payments to Pennsylvania Class Members and to New York Class Members.

1.22. As used herein, the plural of any defined term includes the singular thereof and the singular of any defined term includes the plural thereof as the case may be.

II. GENERAL TERMS OF THE SETTLEMENT

2.01. Conditional Nature of Agreement.

This Agreement, including all associated exhibits and attachments, is made for the sole purpose of attempting to consummate a settlement of the Litigation on a class-wide basis. The Agreement is made in compromise of disputed claims. The Agreement is intended by the Parties to fully, finally, and forever resolve the Settled Claims subject to the terms and conditions set forth in this Agreement. Because this Agreement resolves a class action on a class-wide basis, it must receive preliminary and final approval by the Court. Accordingly, the Parties enter into this Agreement on a conditional basis, subject to the final approval of the Court.

2.02. Effect of Disapproval.

If the Court does not enter the Final Approval Order, or the Agreement does not become final for any reason, this Agreement shall be of no force or effect whatsoever (except with respect to this paragraph and with respect to the return of funds as indicated in this Agreement). The Parties agree that if the Court does not approve the Agreement, or any appellate court disapproves of the Agreement in any way that prevents the Agreement from becoming final and effective, no Party will use or attempt to use any conduct or statement of any other Party in connection with this Agreement, including any effort to seek approval of the settlement, to affect or prejudice any other Party’s rights in any ensuing litigation.

If this Agreement terminates pursuant to its terms without final approval, the Litigation shall revert to its status as it existed before the execution of this Agreement, and any monies paid or advanced by Defendants shall be returned or reimbursed within 14 days, except for any portion of the funds advanced to or due the Settlement Administrator for services actually rendered that were necessarily and incurred and are fair and reasonable in amount.

2.03. Denial of Liability.

Defendants deny the validity of all claims asserted against it in the Litigation. Neither this Agreement, nor any of its terms and provisions, nor any of the negotiations connected with it, shall be construed as an express or implied admission or concession by Defendants of any legal violations, any legal requirement, or any failure to comply with any applicable law.

2.04. Class Certification.

The Parties acknowledge that the Court has already certified the matter as a class action.

2.05. Proposed Order for Preliminary Approval.

In connection with the application for Preliminary Approval of this Agreement, the Parties shall submit to the Court a proposed order in the form attached as Exhibit A.

2.06. Monetary Relief to Class Members.

(a) Within 30 days following the entry of an order granting Preliminary Approval, Defendants will issue or cause to be issued one or more checks or other valid form of payment to the Settlement Administrator in the amount of $29,500,000.00, payable to the order of “Chipego v. Five Star Bank Settlement Fund” for deposit into a federally insured financial institution. Based upon the alleged proportionate liability of the Class Members, 94.2% of the settlement amount shall be allocated to the New York Class Members and 5.8% of the settlement amount shall be allocated to the Pennsylvania Class Members.

Under no circumstances shall Defendants be responsible for an amount in excess of $29,500,000.00 in connection with this Settlement. The Settlement Fund shall be used solely for purposes of implementing this Agreement, which will be used to provide monetary relief to Cash Payment Eligible Class Members, to pay Class Counsel’s attorney fees and expenses as approved by the Court, to pay any approved class representative service award, and to pay for costs of notice and administration.

(b) Class Relief. Cash Payment Eligible Class Members shall be entitled to a pro rata share of the Settlement Fund, pursuant to the statutory formula set forth in 13 Pa.C.S. § 9625(c)(2) (for Pennsylvania Class Members) and NY UCC 9-625(c)(2) (for New York Class Members) from the Net Fund. The amount of each Class Member’s payment will be based on the said statutory formula which derives from the finance charge and amount financed as set forth on the Class Member’s respective note or contract, per Secured Obligation.

By way of illustration, for a Class Member who financed the purchase of an automobile for $25,000 with a stated finance charge of $5,000, their statutory damages under the Uniform Commercial Code would be $7,500 ($5,000 finance charge plus 10% of the amount financed, i.e. $2,500). That Cash Payment Eligible Class Member would be paid their proportionate share (approximately 34.69%) of that amount, which is $2,601.75.

If two or more Cash Payment Eligible Class Members share a single Secured Obligation (e.g., if there are co-borrowers), payments will issue to each individual for their proportionate, equal share. For example, if there were two coborrowers on the above example, they would each share equal, proportionate shares of $1,300.87 each.

If a Cash Payment Eligible Class Member had more than one vehicle repossessed, such member shall be entitled to a separate recovery for each Secured Obligation. Any Cash Payment Eligible Class Member who had the same vehicle repossessed more than once shall be entitled to only one recovery per vehicle, not per repossession.

(c) Illustration. By way of illustration, if the Court were to approve Class Counsel fees and litigation expenses in the sum of $11,800,000.00 and $150,000.00, respectively, administrative expenses of $100,000.00, and Class Representative service awards of $40,000 to each named Plaintiff, the Net Fund would be $17,290,000.00. Each Cash Payment Eligible Class Member would receive their pro rata share of the Net Fund based on the statutory formula. The average class member check would be approximately $3,200.00.

(d) Timing and Method of Payment. On or about the Distribution Date, the Settlement Administrator shall mail a check to each Cash Payment Eligible Class Member at their last-known address or any updated address obtained pursuant to ¶¶ 3.02 or 4.02, unless such Cash Payment Eligible Class Member timely notifies the Settlement Administrator of their preference to be paid through one of the alternative electronic payment methods offered by the Settlement Administrator and provides the Settlement Administrator all requisite information deemed necessary by the Settlement Administrator to effectuate such payment.

2.07. Identification of Class Members.

Defendants represent that they provided information, to the best of their knowledge, concerning the identities of the Class Members after having reviewed its records of customer accounts, which reflect that the Class consists of approximately 6,358 Class Members arising from 5,315 Secured Obligations, consisting of approximately 403 Pennsylvania Class Members arising from 322 Secured Obligations, and approximately 5,995 New York Class Members arising from 4,993 Secured Obligations.

2.08 Electronic List.

Defendants shall prepare an electronic list for the Settlement Administrator and Class Counsel containing the names, last known addresses, finance charges, amounts financed, and the Deficiency of each Class Member (including co-borrowers). To ensure that addresses on the electronic list are up to date, the electronic list sent to the Settlement Administrator shall also include the Social Security numbers of the Class Members. Plaintiffs acknowledge that the Bank’s contact information for members of the class members is dated and that Defendants owe no duty, obligation, or responsibility as it relates to the accuracy of the contact information for the class members. Any expense associated with identifying, researching and/or verifying mailing addresses shall be paid from the Settlement Fund.

The Settlement Administrator shall update each Class Member’s last known address through the United States Postal Service National Change of Address (“NCOA”) database for updates as far back as feasible. For Class Members for whom there is no updated address in the

NCOA database, the Settlement Administrator will update the last known address via a Social Security number (or equivalent personal identifier). The Settlement Administrator may take further steps to locate as many Class Members as reasonably feasible, and any such costs or expenses shall be paid from the Settlement Fund.

2.09. Credit Reporting and Collections.

The following procedures apply with respect to the credit repair relief provided for in this Settlement:

(a) Not later than 30 days after the Effective Date, Defendants will make a request to the Credit Reporting Agencies to delete the accounts related to the motor vehicle Secured Obligations and/or Deficiencies at issue from the credit files of all Class Members. If, 30 or more days after the Effective Date, Defendants are advised by a Class Member or Class Counsel that a trade line subject to deletion has not been deleted, Defendants will make a further request that such trade line be deleted. If Defendants are not so advised, Defendants need not take any further action. After Defendants have made the request(s) to the Credit Reporting Agencies described above, if a trade line subject to deletion remains and a Class Member disputes such trade line with one or more Credit Reporting Agencies, Defendants shall not respond to such request for verification from the Credit Reporting Agencies.

(b) Plaintiffs and the Class Members acknowledge that the Credit Reporting Agencies are separate entities from Defendants, and that no cause of action can or will be stated against Defendants, including any for breach of this Settlement, if any Credit Reporting Agency fails to so amend the Class Members’ credit history despite a request from Defendants, so long as Defendants perform their obligations in ¶ 2.09(a). The Class Members also expressly acknowledge that they understand the limitations of Defendants in this regard, and that any action, inaction, omission, and/or error solely by the Credit Reporting Agencies is not and shall not be attributable to Defendants and shall not constitute a breach of this Agreement. If Defendants comply with its obligations under this Settlement, Defendants shall not be liable to any Class Member under the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq., or any similar law in connection with its obligations as set forth in this paragraph and/or in correcting or requesting deletion of the account related to a Secured Obligation and Deficiency being reported on any Class Member’s credit report.

2.10. Cease and Desist Collection.

Within 7 days of signing the Settlement Agreement, Defendants agree that it will not initiate any new enforcement action, including garnishments, levies, and other similar litigation collection activity, to collect the Deficiencies. Defendants shall also provide notice to third parties working on its behalf not to initiate any new enforcement action to collect the Deficiencies. Defendants shall, within 30 days of the Effective Date, promptly discontinue and cease all collection activities with respect to any Deficiencies of Class Members. If any Deficiencies has been assigned for collection, Defendants shall cause such efforts to cease. This obligation shall not apply (a) if this Agreement is terminated for any reason, without final approval, or (b) as to each Class Member who properly opts out of the Class. Defendants represent that it has not sold or assigned any claim relating to any Deficiency, in judgment or otherwise, except as set forth in a schedule appended hereto, if applicable.

2.11. Covenant Not to Sue.

Defendants agree, upon the execution of this Agreement, not to seek to collect in any lawsuit any amount from the Class Members related to a Secured Obligation or Deficiency subject to this Agreement, and, within 60 days of the Effective Date, to dismiss with prejudice (or comparable procedure) any such lawsuit that was filed before the execution of this Agreement. Nothing in this paragraph limits Defendants from pursuing claims arising from loans or agreements not subject to this Settlement Agreement, such as other obligations not involving a Class Member’s Secured Obligation. This covenant not to sue does not extend to any actions unrelated to Class Members or their privies.

Nothing in this Agreement is intended to, nor shall it be construed to, release, waive, affect, impair, prejudice, or discharge any claims, causes of action, rights, or remedies that Defendants may have against Harter Secrest & Emery LLP, Jerauld E. Brydges, Esq., or any other attorneys formerly representing the Bank in connection with this Litigation, including but not limited to the claims asserted in the action captioned “Five Star Bank and Financial Institutions, Inc. v. Harter Secrest & Emery LLP, et al.,” Index No. E2023010320, pending in the Supreme Court of the State of New York, County of Monroe. Defendants expressly reserve all such claims and rights.

As to Defendants, “Settled Claims” includes any Deficiencies, and according to Defendants the aggregate total of Deficiencies claimed and resolved by this Settlement is approximately $55.3 million. Plaintiffs have asserted several procedural related arguments with respect to the recoupment defense Defendants asserted associated with the Deficiencies, and for the reasons and risks noted above, the Parties agree to their resolution as part of the terms of this Settlement Agreement and Release.

2.12. Satisfaction of Monetary Judgments Against Class Members.

Defendants have represented in this Litigation the existence of 1,294 judgments entered against Class Members. If Defendants or their assignee has obtained a money judgment against any Class Member arising from a Secured Obligation that has not been satisfied as of the date of this Agreement, Defendants agree to take timely and reasonable steps to identify all such Class Members to Class Counsel within 60 days of Preliminary Approval, and to mark such judgments as satisfied within 30 days of the Effective Date. Should any Class Member with a money judgment previously entered against them opt out of this Settlement, the judgment entered against them will not be satisfied hereunder or affected by this Agreement.

2.13. Attorneys’ Fees and Expenses

Plaintiffs intend to apply for an award of attorneys’ fees from the Settlement Fund in an amount not to exceed 40% of the cash component: i.e. $11,800,000.00. Plaintiffs also intend to apply for an award of expenses of up to $150,000.00. All attorneys’ fees and expenses shall be paid from the Settlement Fund on a common fund/benefit basis, and the amounts of such fees and expenses shall not increase in any way the amount that Defendants are required to pay under this Agreement. Defendants agree not to oppose a request by Plaintiffs for such fees and expenses to be awarded to Class Counsel so long as the request does not exceed the above-stated amounts. The amount of Class Counsel fees and expenses is subject to Court approval. Class Counsel fees awarded shall also serve as compensation to Class Counsel for addressing ongoing and future Class Member inquiries concerning their repossession, Deficiencies, and credit reporting after final approval. Class Counsel fees and expenses approved by the Court shall be paid by the Settlement Administrator to Class Counsel promptly after the Effective Date and no later than the Distribution Date.

2.14. Individual Service Awards.

The four Class Representatives may apply for individual service awards in the amount of $40,000.00 each (for a total of $160,000.00). Any service award shall be paid from the Settlement Fund. Defendants agree not to object to this request for individual service awards. The amount of any such award is subject to Court approval. The approved service awards shall be forwarded by check to Class Counsel promptly after the Effective Date and no later than the Distribution Date.

These service awards are in addition to Plaintiffs’ entitlement to the settlement benefits provided to all Class Members under this Agreement.

III. ADMINISTRATION OF THE SETTLEMENT

3.01. Costs of Administration.

Costs of providing notice to the Class of the settlement of the Litigation, administering this Agreement, and making the cash payments and distributions required under this Agreement shall be paid from the Settlement Fund. The Settlement Administrator shall administer the settlement in accordance with the terms of this Settlement Agreement. The Settlement Administrator shall promptly respond to all queries from Defendants and Class Counsel about the calculations and payments called for by this Agreement. The Settlement Administrator shall bill for its services in an amount not to exceed $100,000.00, including for any second distribution.

3.02. Treatment of Class Members Who Have Moved or Died.

For Class Members whose checks mailed pursuant to ¶ 2.06 are returned by the U.S. Postal Service for lack of current correct address, the Settlement Administrator shall seek an address correction via a Social Security number search through the Accurint database, or other equivalent database, and the checks for those Class Members will be resent to a more current and accurate address as determined by the Settlement Administrator. The Settlement Administrator may in its discretion employ skip-trace or other location tools. If the Settlement Administrator receives notice that a Class Member is deceased, the Settlement Administrator will, upon receipt of proper notification and documentation, make any payment due to the Class Member’s estate. “Proper notification and documentation” means, in the discretion of the Settlement Administrator, a death certificate, or a copy of the official filings appointing an executor, administrator, or other personal representative of the estate along with the name and address of such executor, administrator, or personal representative. Any payment to or on behalf of an estate or Class Member should typically be made not later than 120 days after the Distribution Date. Class Counsel may, in their discretion, allow re-issuing of checks to any Class Member so long as funds remain available.

3.03. Uncashed/Unclaimed Checks.

Checks to Class Members shall be good for 45 days from the date the check is mailed, and that “stale date” shall be stated on the check. After the expiration of the stale date on such checks, the Settlement Administrator shall promptly send another round of checks or electronic payments to each Cash Payment Eligible Class Member who has not cashed or negotiated the settlement check/payment, and each check shall be good for another 45 days. Unless Class Counsel, in their discretion, approves the re-issuing of a check to any Class Member, Class Members who are not located or whose checks are not cleared before the check stale date(s) shall be ineligible to share in the Settlement Fund, but shall be eligible for the non-cash benefits of this Settlement.

3.04 Second Distribution

If, after the expiration of the final check stale date set forth in § 3.03 there remains in Settlement Fund a balance of $100,000.00 or more, there shall be a second distribution. From that remaining balance, reasonable administration and notice costs for the second distribution shall be paid. The balance then-remaining shall be allocated to New York Class Members and Pennsylvania Class Members, respectively, on a pro rata basis among each Class Member who negotiated the first mailed check. Any second distributions to New York Class Members and Pennsylvania Class Members shall derive from the pool of funds remaining for and originally allocated to the New York Class Members and Pennsylvania Class Members, respectively.

If a second distribution is called for by this Agreement, the Settlement Administrator shall mail checks or cause electronic payments to be made, as the case may be, no later than 140 days after the Distribution Date, unless Class Counsel, in their discretion, approves the re-issuing of a check to any Class Member. Checks mailed in a Second Distribution shall be valid for a period of 60 days from mailing.

3.05. Notification to Class Counsel.

Approximately 100 days after the Distribution Date, the Settlement Administrator shall notify Class Counsel and Defendants’ counsel in writing of the number of Class Members to whom payments were made, the number of Class Members to whom checks were sent, the number of Class Members who did not cash the checks, the total dollar amount of the checks and electronic payments distributed, the total dollar amount of uncashed checks, and the remaining balance of the Settlement Fund, bank fees, and other administration expenses.

If there is a Second Distribution hereunder, the Settlement Administrator shall provide a supplemental affidavit approximately 70 days after the Second Distribution with the same detail provided.

3.06. Residual Funds/ Cy Pres.

If a balance remains 65 days after the date of any Second Distribution, or if less than $100,000.00 remains 110 days after the initial distribution, that remaining balance is deemed “Residual Funds.” Residual Funds will be distributed as follows, pursuant to Pa. R.C.P. 1716: (a) 50% to the Pennsylvania Interest on Lawyers Trust Account (“IOLTA”); (b) 25% to Philadelphia Legal Assistance to support activities and programs which promote the delivery of civil legal assistance, including consumer credit education and counseling, to the indigent in Pennsylvania; and (c) 25% to New York Center for Elder Law to support activities and programs which promote the delivery of civil legal assistance, including consumer credit education and counseling, to the indigent in New York.

If there is no second distribution, the Settlement Administrator shall deliver the check payable to the cy pres recipients to Class Counsel for distribution to the recipient organizations within approximately 140 days of the initial distribution. If there is a second distribution, such checks shall be delivered within approximately 90 days of the second distribution. Promptly after the cy pres check has cleared, the Settlement Administrator shall close the QSF.

Under no circumstances (other than termination of this Agreement for want of Court approval) shall any of the money in the Settlement Fund revert to Defendants.

3.07. Certification of Distribution.

Within 10 days after the final distribution of all portions of the Settlement Fund, the Settlement Administrator shall provide to all counsel an affidavit attesting that the distributions provided for by this Agreement have all been timely made. Within 14 days of receipt of the affidavit, Class Counsel shall docket such affidavit and any other appropriate case-closing affidavit or praecipe.

IV. CLASS SETTLEMENT PROCEDURES

4.01. Motion for Preliminary Approval.

Plaintiffs shall file a motion for Preliminary Approval of the proposed settlement within 14 days after the execution of this Agreement. Defendants agree not to oppose the entry of an order of Preliminary Approval in the form annexed hereto as Exhibit A, which provides, among other things:

(a) That the settlement is preliminarily approved as being within the range of reasonableness such that notice thereof should be given to the Class;

(b) That the notice of proposed class action settlement substantially in the form attached as Exhibit B is approved by the Court; that the mailing of the Class Notice in the manner and form set forth in the Order meets all the requirements of Pa. R. Civ. P. 1712, 1714, and any other applicable law; that such notice constitutes the best notice practicable under the particular circumstances of this case; and shall constitute valid, due, and sufficient notice to all persons entitled to it;

(c) That deadlines shall be established for mailing Class Notices, making any objections and requests to opt out of the settlement, and filing any papers in connection with the Final Approval Hearing and the consideration of the approval or disapproval of the Settlement Agreement;

(d) That any objections by Class Members to: (i) the proposed settlement, or (ii) the entry of the Final Approval Order, shall be heard and any papers submitted in support of such objections shall be considered by the Court at the Final Approval Hearing only if, on or before a date (or dates) specified in the Class Notice and the Preliminary Approval Order, the objector sends to the Settlement Administrator a an objection signed by them, stating in the basis for their objection, and stating whether they intend to appear at the final approval hearing. Any objection shall be postmarked and mailed to the Settlement Administrator on or before the date specified in the Class Notice, which shall be 42 days from the date of the initial mailing of the Class Notice.

(e) That any person who wishes to opt out of the settlement shall mail a notice of intention to opt out to the Settlement Administrator on or before a date specified in the Class Notice and the Preliminary Approval Order (42 days from the date of the initial mailing of the Class Notice). The notice of intention to opt out shall: (i) set forth the Class Member’s full name, current address, and telephone number; (ii) contain the signatures of each Class Member initially obligated on the Secured Obligation; and (iii) state an intent of all signatories not to participate in the settlement;

(f) That the Preliminary Approval Order substantially in the form of Exhibit A to the Settlement Agreement is approved;

(g) That a hearing or hearings (“Final Approval Hearing”) shall be held before the Court, at a time and date to be set by the Court, to consider whether the proposed settlement, including the payment of the Class Representative service award, Class Counsel’s attorneys’ fees and expenses, and administrative costs is fair, reasonable, and adequate and should be approved by the Court, and whether the judgment approving the settlement and dismissing the Litigation on the merits and with prejudice against the Class Representative and the Class Members should be entered, and to consider such other matters as may properly come before the Court in connection with the Final Approval Hearing;

(h) That the Final Approval Hearing may, from time to time and without further notice to the Class (except those who lodged timely and valid objections), be continued or adjourned by order of the Court; and,

(i) That all Class Members (except those who timely excluded themselves) will be bound by the Final Approval Order.

4.02. Notice of Class Settlement.

Subject to Court approval, the Parties agree that notice to the Class Members shall be mailed by the Settlement Administrator substantially in the form attached hereto as Exhibit B in the following manner: (a) Defendants shall supply a list of the Class in accordance with ¶ 2.08 within seven days after Preliminary Approval, and the Settlement Administrator shall update the address list as set forth in ¶ 2.08; (b) the Settlement Administrator shall mail the notice as approved by the Court, by first class United States mail to the updated addresses within 30 days after Preliminary Approval; (c) if a mailed notice is returned with a forwarding address provided by the Postal Service, the Settlement Administrator will promptly re-mail it to the forwarding address; (d) if a mailed notice is returned without a forwarding address, or is otherwise designated by the Postal Service as bearing an invalid address, the Settlement Administrator shall promptly attempt to locate an updated address for the particular Class Member, and shall promptly re-mail the notice to the Class Member at the updated address (if one is obtained). If a notice is returned after such address update and re-mailing, and no current address is reasonably available to the Settlement Administrator, the notice may be deemed “undeliverable.”

4.03. Opting Out

The Class Notice described in § 4.02 above shall permit any Class Member to elect not to be part of the Class and not to be bound by this Agreement if the affected person mails a timely opt-out notice to the Settlement Administrator. The notice of intention to opt out shall: (i) set forth the Class Member’s full name, current address, telephone number and email address, if available; (ii) contain the signatures of each Class Member for whom the Secured Obligation relates; and (iii) state an intent of all signatories not to participate in the Settlement. The notice of intention to opt out must be postmarked on or before the date specified in the Class Notice, which shall be 42 days after the initial mailing of the Class Notice. No Class Member, or proxy, may exclude any other Class Member. No later than 45 days after the initial mailing of Class Notice, the Settlement Administrator shall send to Class Counsel and Defendants’ counsel a list of the persons who have validly objected to or requested exclusion from the Settlement, and Class Counsel shall file the list with the motion for final approval. Upon the entry of the Final Approval Order, the persons who timely and properly requested exclusion from the Class will not be considered Class Members for purposes of this Settlement. The Class Notice shall also explain in plain language that payment may result in issuance of an IRS form 1099.

4.04. Order and Final Judgment.

Before the Final Approval Hearing, Plaintiffs shall file a motion requesting that the Court finally approve the settlement and enter judgment substantially in the form attached as Exhibit C. Defendants consent to such request.

4.05. Settlement Administrator Duties and Consent to Jurisdiction.

(a) The Settlement Administrator shall be responsible to prepare, fold, and properly mail Class Notice; handle and administer opt-out requests and objections, if any, and other Class Member inquiries; handle and facilitate mailing of checks or sending of electronic payments to Class Members and such other administrative services as needed, consistent with its proposal, to implement notice and distribution.

(b) The Settlement Administrator shall, by virtue of its voluntary appointment, deem itself subject to the jurisdiction of the Court for purposes of its administration of the settlement in accordance with the terms of this Agreement and this Litigation.

V. RELEASES

5.01. Release by the Parties and the Class Members.

On the Effective Date, Defendants, on the one hand, and the Class Representatives and all Class Members, on the other hand, by operation of the Final Approval Order, fully, finally, and forever release and discharge each other from all Settled Claims and, without further action by any person, shall be deemed (a) to have consented to the dismissal with prejudice of all Settled Claims; (b) to have released and discharged all Settled Claims; and (c) to be barred and enjoined from instituting or further prosecuting, in any forum whatsoever, including but not limited to any state, federal, or foreign court or regulatory agency, any Settled Claim. Because the Bank’s Deficiencies are subject to a bona fide dispute as to their application in this case, the Parties agree that Defendants shall not issue a 1099-C.

5.02. Unknown Claims or Losses.

The Class Representatives and Defendants expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity. The Class Representatives and Defendants explicitly took that possibility into account in entering into this Agreement, and a portion of the consideration and the mutual covenants contained in this Agreement, having been bargained for between the Class Representative and Defendants with the knowledge of the possibility of such losses or claims, was given in exchange for a full discharge of all such losses or claims.

VI. QUALIFIED SETTLEMENT FUND

6.01. Definition.

The Settlement Fund shall constitute a Qualified Settlement Fund (“QSF”) within the meaning of Treasury Regulation § 1.468B–1 promulgated under § 468B of the Internal Revenue Code of 1986, as amended. The Settlement Administrator shall be the “administrator” within the meaning of Treasury Regulation § 1.468B–2(k).

6.02. Employer Identification Number.

Upon or before establishment of the QSF, the Settlement Administrator shall apply for an employer identification number for the QSF utilizing Internal Revenue Service Form SS-4 and in accordance with Treasury Regulation § 1.468B–2(k)(4).

6.03. Relation-Back.

Defendants and the Settlement Administrator shall fully cooperate in filing a relation-back election under Treasury Regulation § 1.468B–1(j)(2) to treat the QSF as coming into existence as a settlement fund as of the earliest possible date.

6.04. Defendants’ Obligations After Making Deposits.

After making the payments described in ¶ 2.06, Defendants shall have no responsibility, obligation, or liability with respect to: (a) the notifications to the Class Members (except to provide the data specified for all Class Members); (b) the processing of claims and opt-out letters; (c) the allowance or disallowance of claims by Class Members; (d) payments to Class Counsel; (e) investment of QSF funds; (f) payment of federal, state, and local income, employment, unemployment, excise, and any other taxes, penalties, interest, or other charges related to taxes imposed on the QSF or its disbursements; (g) payment of the administrative, legal, accounting, or other costs occasioned by the use or administration of the QSF.

6.05. Administration Tax Obligations.

The Settlement Administrator shall file or cause to be filed, on behalf of the QSF, all required federal, state, and local tax returns, information returns, including any Form 1099-series return and tax withholdings statements, in accordance with the provisions of Treasury Reg. § 1.468B–2(k)(1) and Treasury Reg. § 1.468B–2(l)(2)(ii).

VII. MISCELLANEOUS PROVISIONS

7.01. Parties to Use Best Efforts to Effectuate Settlement.

The Parties shall use their best efforts to cause the Court to give Preliminary Approval to this Agreement as promptly as practicable, to take all steps contemplated by this Agreement, to effectuate the Settlement on the stated terms and conditions, and to obtain final approval of this Agreement.

7.02. Choice of Law and Venue.

This Agreement is intended to and shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws rules.

7.03. Entire Agreement.

This Agreement constitutes the complete and exclusive statement of the agreement between the Parties relating to the subject matter of this Agreement, superseding all previous negotiations and understandings. This Agreement may not be contradicted by evidence of any prior or contemporaneous agreement, and no extrinsic evidence bearing on the meaning of this Agreement may be introduced in any judicial proceeding.

7.04. Modification Only in Writing.

This Agreement may be amended only in a writing signed by the Parties. This Agreement may not be orally amended.

7.05. No Ambiguity To Be Construed In Favor of Either Party.

The determination of the terms of this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, no ambiguity shall be construed in favor of or against any of the Parties.

7.06. Successors.

This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, successors, and assigns of the Parties.

7.07. Waivers.

The waiver by one Party of any provisions or breach of this Agreement shall not be deemed a waiver of any other provision or breach of this Agreement.

7.08. Counterparts.

This Agreement shall become effective upon its execution by all of the undersigned. The Parties may execute this Agreement in counterparts.

7.09. Retention of Jurisdiction.

The Court shall retain jurisdiction over the interpretation, effectuation, and implementation of this Agreement and all orders entered in connection with the Agreement.

7.10 Taxes.

The Settlement Administrator shall cause any proper Form 1099-series or comparable tax document to issue, if required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, for cash distributions to the Class Members over $600.00. Because the Bank’s Deficiencies are subject to a bona fide dispute and resolved by accord and satisfaction under this Agreement, the parties agree that Defendants shall not issue a 1099-C for cancellation of indebtedness.

7.11. Public Statements.

Plaintiffs, for themselves, their agents, and representatives, and their counsel, agree not to make any public statement to the media concerning this settlement, such as issuing any press release, convening any press conference or otherwise initiating or responding to publicity with newspapers, publications, or other mass media with respect to this settlement.

The undersigned, being duly authorized, have caused this Agreement to be executed on the dates shown below.

AGREED TO on behalf of PLAINTIFFS AND THE CLASS:

Dated: ___________________ By: MATTHEW L. CHIPEGO

Dated: ___________________ By: CHARLENE K. MOWREY

Dated: ___________________ By: Kimberly Catalano-Pike,

executrix of the Estate of

CONSTANCE C. CHURCHILL, DEC’D.

Dated: ___________________ By: JOSEPH W. EWING

AGREED TO on behalf of DEFENDANTS FIVE STAR BANK AND FINANCIAL INSTITUTIONS, INC.:

Dated: ________________ By:

Name: William J. Plants, II

Title: Chief Financial Officer

Exhibit A

MATTHEW L. CHIPEGO, CHARLENE K. MOWREY, Kimberly Catalano-Pike, executrix of the Estate of Constance C. Churchill, DECEASED, JOSEPH W. EWING,

individually and on behalf of themselves and all other similarly situated

                                                  Plaintiffs

                               v.

FIVE STAR BANK

                       and

FINANCIAL INSTITUTIONS, INC.

                                                  Defendants

COURT OF COMMON PLEAS PHILADELPHIA COUNTY CIVIL ACTION MAY TERM, 2017 Control No. NO. 002466

ORDER PRELIMINARILY APPROVING CLASS SETTLEMENT,

AND DIRECTING THE ISSUANCE OF NOTICE TO THE CLASS

AND NOW, this day of , 2025, the Court finds and Orders:

This Court has before it a proposed class action settlement. Having reviewed the Class Action Settlement Agreement and Release (“Settlement Agreement”), which was filed of record as an exhibit to the Motion for Preliminary Approval (docketed on _________________; Control No. _____________) and is incorporated herein by reference, having read Plaintiffs’ Motion for Preliminary Approval, having been advised that Defendants join in the relief requested, and based specifically upon the facts and circumstances at issue in the present case, the Court finds and ORDERS as follows:

1.
Findings Regarding Proposed Settlement. The Court finds that the proposed Settlement:
(a)
resulted from arm’s-length negotiations and was concluded after eight years of litigation, multiple depositions, and review by Class Counsel of tens of thousands of documents and datapoints pertaining to the Class;
(b)
involves direct and substantial cash payments to Class Members from a common Settlement Fund of $29,500,000.00, a release and cessation of collections for over

$55,323,663.00 in Deficiency balances allegedly owed by Class Members to Defendants, the satisfaction of approximately 1,294 Judgments, and valuable credit reporting and other relief; and,
(c)
appears prima facie fair, reasonable, and adequate to warrant sending notice of this action and the proposed settlement to the Class Members and holding a final hearing on the proposed settlement;
2.
Final Approval Hearing. A hearing (the “Final Approval Hearing”) will be held on _____________________________________, 2025, at _______________________, M. in Courtroom ____, City Hall, Philadelphia, PA, to determine:
(a)
Whether the proposed settlement of this action should be finally approved as fair, reasonable and adequate;
(b)
Whether this action should be dismissed with prejudice pursuant to the terms of the settlement;
(c)
Whether Plaintiffs, Class Members, and Defendants should be bound by the release set forth in the proposed settlement; and,
(d)
Whether Plaintiffs’ application for an award of attorneys’ fees and expenses to Class Counsel, and for individual service awards, should be approved.
3.
Pre-Hearing Notices to Class Members. Subject to the terms of the Settlement Agreement, an independent, third-party class action administrator, American Legal Claims Services, LLC (the “Settlement Administrator”) shall provide Class Members with notice in the manner set

2

forth below and in the Settlement Agreement. By accepting this assignment, the Settlement Administrator subjects itself to this Court’s jurisdiction.
4.
Notice by Mail. The Settlement Administrator shall mail the Class Notice (with proper data filled in) substantially in the form filed with this Court as Exhibit B to the Settlement Agreement to the last-known address of each potential Class Member as reflected on Defendants’ current and reasonably accessible records, or such other, more current address as the Settlement Administrator sees fit, pursuant to the terms of the Settlement Agreement. The Class Notice shall be sent by first-class mail, postage prepaid. Defendants shall furnish its final class list, including co-borrowers, to the Administrator within 14 days of the date of this Order; the Settlement Administrator shall cause Notice to be mailed within 30 days of the date of this Order.
5.
Proof of Mailing. Within 60 days after the initial mailing of Class Notice, the Settlement Administrator shall submit to Class Counsel an affidavit of mailing of the Class Notice, identifying any Class Members who have validly objected to or requested exclusion from the Settlement Agreement. Class Counsel shall file the affidavit along with Plaintiffs’ motion for final approval.
6.
Findings Concerning Notice. The Court finds that the Class Notice is the best practicable notice and is reasonably calculated, under the circumstances, to apprise the Class Members (i) of the settlement of this action, (ii) of their right to exclude themselves from the Class and the proposed settlement, (iii) that any judgment, whether favorable or not, will bind all Class Members who do not request exclusion, and (iv) that any Class Member who does not request exclusion may object to the settlement and enter an appearance personally or through counsel.

The Court further finds that the Class Notice proposed and submitted as an exhibit to the Motion for Preliminary Approval is written in plain English and is readily understandable. In sum,

3

the Court finds that the proposed notice and methodology for giving notice and 42 day period to act are reasonable, that they constitute due, adequate, and sufficient notice to all persons entitled to be provided with notice, and that the notice plan meets the requirements of Pennsylvania Rules of Civil Procedure 1714, the United States Constitution (including the Due Process Clause), and other applicable law.

7.
Exclusion from Class. Any Class Member who wishes to be excluded from the Class must send a written request for exclusion to the Settlement Administrator at the address provided in the Settlement Class Notice. Any such exclusion request must be sent by first-class mail, postage prepaid, and must be postmarked no later than 42 days after the date of mailing on the Class Notice. If the proposed settlement is approved, any Class Member who has not submitted a timely, written request for exclusion from the Class shall be bound by all subsequent proceedings, orders, and judgments in this action.
8.
Objections and Appearances.
(a)
Written Objections. Any Class Member who does not submit a written request for exclusion and who complies with the requirements of this paragraph may object to any aspect of the proposed settlement, including the fairness, reasonableness, or adequacy of the proposed settlement, the adequacy of the Class’s representation by the Class Representative or Class Counsel, the award of attorney fees and expenses, and/or the individual service award to the Class Representative. A Class Member may assert such objections independently or through an attorney hired at their own expense. To object, a Class Member must send a letter to the Settlement Administrator saying that they object to the settlement in Chipego v. Five Star Bank. Any objection should state the reasons for the objection and why the objector thinks the Court should not approve the settlement. The

4

objection must also include the name, address, telephone number, email address (if available), and signature of the objecting Class Member. The objection must be mailed no later than 42 days from the date of the mailing of the Notice as stated on the notice to the following:

Settlement Administrator
Chipego v. Five Star Bank Class Settlement P O Box 23648 Jacksonville, FL 32241
(b)
Other Objections. Any Class Member who does not timely serve a written objection complying with the terms of this paragraph shall be deemed to have waived any objection and shall be foreclosed from raising any objection to the settlement. Any untimely objection shall be barred.
(c)
Notice of Appearance. If a Class Member hires an attorney to represent them, the attorney must file a notice of appearance in this action and provide such notice to all counsel of record. Notices of appearance must be postmarked or electronically filed no later than 42 days from the date of the mailing of the Class Notice as set forth on the Notice..
(d)
Appearance at Final Approval Hearing. Any Class Member who files and serves a timely, written objection and complies with the requirements of this Order may also appear and be heard at the Final Approval Hearing either in person or through counsel retained at the Class Member’s expense.
9.
Termination of Settlement. This Order shall become null and void, and shall be without prejudice to the rights of the parties, all of whom shall be restored to their respective positions existing immediately before this Court entered this Order, if, pursuant to the terms of the Settlement Agreement, the proposed settlement: (a) is not finally approved by the Court or does not

5

become final; or (b) is terminated or does not become effective. In such event, the proposed settlement and Settlement Agreement shall become null and void and be of no further force and effect, and neither the Settlement Agreement nor this Order shall prejudice either party.
10.
Use of Order. This Order shall not be construed or used as an admission, concession, or finding by or against Defendants of any fault, wrongdoing, breach, or liability, or of the appropriateness or permissibility of certifying a class on contest, or for any purpose other than settlement. Nor shall the Order be construed or used as an admission, concession, or finding by or against Plaintiffs or the Class Members that their claims lack merit or that the relief requested in their pleadings is inappropriate, improper, or unavailable, or as a waiver by any party of any defenses or claims.
11.
Motion for Final Approval. Plaintiffs shall file their motion for final approval of class action settlement, for approval of attorney fees and expenses, and for approval of Class Representative service awards at least 14 days before the date of the Final Approval Hearing.
12.
Continuance of Hearing. The Court reserves the right to continue the Final Approval Hearing without further written notice to the Class Members. However, any continuance of the Final Approval Hearing shall be reflected on the website created for this case.

BY THE COURT:

___________________________________

6

EXHIBIT B

MATTHEW L. CHIPEGO, CHARLENE K. MOWREY, Kimberly Catalano-Pike, executrix of the Estate of Constance C. Churchill, DECEASED, JOSEPH W. EWING,

individually and on behalf of themselves and all other similarly situated

                                                  Plaintiffs

                               v.

FIVE STAR BANK

                       and

FINANCIAL INSTITUTIONS, INC.

                                                  Defendants

COURT OF COMMON PLEAS PHILADELPHIA COUNTY CIVIL ACTION MAY TERM, 2017 NO. 002466

NOTICE OF PROPOSED CLASS ACTION SETTLEMENT

You may be entitled to receive a settlement payment and other benefits in connection with a class action against

Five Star Bank and Financial Institutions, Inc.

A Pennsylvania Court has authorized this notice.
This is not a solicitation from a lawyer.
You are not being sued.

• This settlement resolves a lawsuit over whether Five Star Bank and Financial Institutions, Inc. (“Defendants”) sent borrowers proper notice of their rights after vehicle repossession and sale.

• Defendants deny and dispute the claims asserted in the Litigation. The parties disagree about whether any money (and if so, how much) could have been awarded to you if the Plaintiffs were to prevail at trial. The settlement avoids the costs and risks to members of the Class like you from continuing with the lawsuit, and it provides relief to the Class.

• This settlement will: (a) provide a gross fund of $29,500,000.00 to be used for distribution to Class Members, payment of administrative costs, Class Counsel fees and expenses, and service awards to each of the Plaintiffs; (b) eliminate disputed Deficiencies of approximately $51,600,000.00; and (c) require Defendants to request credit reporting agencies to delete your auto loan history from your credit report, if any, in accordance with the proposed Class Action Settlement Agreement.

• Your rights are affected whether you act or not. Read this notice carefully.

Your Legal Rights and Options in this Settlement:
Do Nothing

If the settlement is approved by the Court as presented, any balance remaining after the auction-sale of your repossessed vehicle (i.e. “Deficiency”) will be eliminated, and Defendants will request the credit reporting agencies to delete any loan history from your credit report. You will also be paid a proportionate share of the net settlement proceeds. You can find the anticipated amount of your check and your eliminated Deficiency on this website: www.fivestarbankrepoclassaction.com.

The payment will be sent to you by check unless you promptly contact the Settlement Administrator to request one of the other available payment methods it offers. See the enclosed election form.

Exclude Yourself	Get no payment. This is the only option that allows you to ever be part of any separate lawsuit against Defendants concerning your financed vehicle. Act by [42 days after date of mailing on notice].
Object	Write to the Court about why you don’t like the settlement and do not want it approved. Act by [42 days after date of mailing on notice].
Go to a Hearing	Ask to speak in Court about the fairness of the settlement at the hearing scheduled for [final approval hearing date set by the Court].

• These rights and options – and the deadlines to exercise them – are explained in this notice.

• The Court in charge of this case still has to decide whether to approve the settlement. Payments will be made if the Court approves the settlement and after any appeals are resolved. Please be patient.

• For more information, visit the website www.fivestarbankrepoclassaction.com.

WHAT THIS NOTICE CONTAINS

Page

Basic Information		1
1.	Why did I get this notice package?	1
2.	What is this lawsuit about?	1
3.	Why is this a class action?	1
4.	Why is there a settlement?	1
Who Is In The Settlement		2
5.	How do I know that I am part of the settlement?	2
The Settlement Benefits – What You Get		2
6.	What does the settlement provide for me?	2
Tax Implications		3
7.	Tax Implications	3
How You Get The Benefits Of The Settlement		3
8.	Do I need to do anything to get a payment or the credit reporting benefit	3
9.	Do I need to do anything to have my outstanding debt eliminated?	3
10.	When is the hearing on final approval of the proposed settlement?	3
11.	What am I giving up to get a payment or stay in the Class?	3
Excluding Yourself From The Settlement		4
12.	How do I get out of the settlement?	4
13.	If I exclude myself, can I get money from this settlement?	4
The Lawyers Representing You		4
14.	Do I have a lawyer in this case?	4
15.	How will the lawyers and Class Representative be paid?	4
Objecting To The Settlement		5
17.	How do I tell the Court that I don’t like the settlement?	5
18.	What’s the difference between objecting and excluding?	5
The Court’s Fairness Hearing		5
19.	When and where will the Court decide whether to approve the settlement?	5
20.	Do I have to come to the hearing?	5
21.	May I speak at the hearing?	6
If You Do Nothing		6
22.	What happens if I do nothing at all?	6
Getting More Information		6
23.	Are there more details about the settlement?	6

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Basic Information

1. Why did I get this notice package?

The Court approved this notice because you have a right to know about a proposed settlement of a class action lawsuit, and about all of your options, before the Court decides whether to approve the settlement. If the Court approves it and appeals (if any) are resolved, the Settlement Administrator will make the payments the settlement allows.

The Court in charge of the case is the Court of Common Pleas of Philadelphia County, Pennsylvania, and the case is known as Matthew Chipego v. Five Star Bank, May Term 2017, No. 02466. The persons suing are Matthew L. Chipego, Charlene K. Mowery, Kimberly Catalano-Pile, executrix for the estate of Constance C. Churchill, deceased, and Joseph W. Ewing, the Plaintiffs (also called “Class Representatives”). The companies being sued, Five Star Bank and Financial Institutions, Inc., are called the Defendants, or the “Bank.”

This package explains the lawsuit, the settlement, your legal rights, what benefits are available, who is eligible, and how to get them.

The Bank’s records reflect that you and any co-borrower on your vehicle loan were sent a notice from the Bank following the repossession and/or sale of your vehicle from May 16, 2011 through September 30, 2021. The Bank’s conduct post-repossession, specifically its use of these post-repossession notices, forms the basis for this lawsuit.

2. What is this lawsuit about?

The lawsuit claims that the Bank violated Pennsylvania law and New York law by failing to send its borrowers proper notice after repossessing their vehicles. The Bank denies that its notices violated any law, and it asserts that it satisfied all of the legal requirements as to its notices. The Bank asserts other defenses. The Bank further contends that many of the members of the Class owe the Bank money for balances still due on their accounts following the sale of their repossessed vehicle(s) at auction, called “Deficiencies.”

3. Why is this a class action?

In a class action, one or more people called Class Representatives sue on behalf of all people who have similar claims. All these people are “Class Members,” and grouped together are a “Class.” One court resolves the issues for all Class Members, except for those who exclude themselves from the Class. The Bank has challenged whether this case should proceed as a class action, but the Court, by Order and Opinion dated September 30, 2021, certified this matter as a class action. This is a notice that the class action suit has been resolved, subject to court approval.

4. Why is there a settlement?

The Parties agreed to settle this case to eliminate risk of an unfavorable outcome should the case have proceeded to trial and verdict. Post-trial proceedings, including an appeal of any verdict, could have caused substantial delays and created additional risks for the Parties. But, there has been no trial. Instead, both sides agreed to a settlement. That way, they avoid the cost of a trial and appeal, and Class Members like yourself will get compensation and other settlement benefits promptly. The Class Representatives and their attorneys think the settlement is best for all Class Members.

Who Is In The Settlement

5. How do I know that I am part of the settlement?

If you received this Notice in the mail, the Bank’s records reflect that you are a member of the Classes, which includes certain persons who had their vehicle(s) repossessed by the Bank and was thereafter sent one or more specific forms of notice at some point between May 16, 2011 and September 30, 2021.

The Settlement Benefits – What You Get

6. What does the settlement provide for me?

• Cash Component:

o The Bank has agreed to create a Settlement Fund of $29,500,000.00. Court approved Class Counsel fees and expenses, service awards for the Class Representatives, and expenses of settlement administration will be paid from that fund. Then, the Net Fund that remains will be distributed to the members of the Class.

o If fees and expenses are determined by the Court to be reasonable as requested, it is anticipated that your cash payment will be approximately the amount shown on the website (www.fivestarbankrepoclassaction.com) associated with your claim number, unless there were multiple borrowers on your loan in which case you will receive equal portions of this amount. This amount will be sent to you by check unless you promptly contact the Settlement Administrator to request one of the other available payment methods it offers. See the enclosed election form.

o If after the first distribution to the Class more than $100,000.00 remains in the Net Fund (typically from uncashed or undistributable checks), there will be a second distribution to the Class. For any balance remaining after the second distribution 50% will be paid to the Pennsylvania Interest on Lawyers Trust Account (“IOLTA”) as required by law, and the remaining 50% will be sent to the following nonprofits for use in providing legal assistance to low income consumers: (b) 25% to Philadelphia Legal Assistance; and (c) 25% to the Center for Elder Law & Justice in Buffalo, NY.

• Credit Reporting Relief: The Bank will request that the Credit Reporting Agencies update your credit report to remove any reference to the auto loan account with the Bank. Details about how and when this will be done, and limits on the Bank’s obligation to provide credit reporting relief are spelled out further in the Settlement Agreement.

• Elimination of Disputed Deficiency: If you have been advised by the Bank that there is a shortfall after the auction of your repossessed vehicle, that balance claimed due is called a “Deficiency.” The Bank’s right to each Class Member’s Deficiency as an offset to the Bank’s exposure in this Class Action is disputed. The Deficiency asserted on your vehicle loan will be eliminated as a result of this settlement, and the Bank will cease collection of any remaining balance. To learn whether you have a Deficiency claimed or the amount, submit your claim number on this website www.fivestarbankrepoclassaction.com.

Tax Implications

7. Tax Implications

This settlement has potential tax implications for you. The Settlement Administrator plans to issue IRS 1099-series forms for cash payments over $600.00. You may be required to furnish your Social Security Number to the administrator as a condition of payment of settlement proceeds over $600.00. You should consult your tax advisor if you have any questions.

How You Get The Benefits Of The Settlement

8. Do I need to do anything to get a payment or the credit reporting benefit

No. You do not need to do anything further to remain in the Class. You will get a payment and any credit reporting benefit automatically, assuming court approval of the Settlement.

9. Do I need to do anything to have my outstanding debt eliminated?

No. Any outstanding debt remaining after the auction of your repossessed vehicle will automatically be eliminated upon final approval of the settlement by the Court. If your Deficiency was sued upon resulting in a judgment, then that judgment will be marked as “satisfied” as part of this settlement.

10. When is the hearing on final approval of the proposed settlement?

The Court will hold a hearing on [final approval hearing date set by the Court] at [TIME].M. at Courtroom [__], City Hall, Philadelphia, PA to decide whether to approve the settlement. After the Court rules on whether to approve the class settlement, there may be appeals. Resolving an appeal can take time, often more than a year. Please be patient.

11. What am I giving up to get a payment or stay in the Class?

Unless you exclude yourself, you will stay in the Class, and that means that you can’t sue, continue to sue, or be part of any other lawsuit against the Bank related to your repossessed motor vehicle. It also means that the Court’s orders will apply to you and legally bind you. Unless you “opt-out” or exclude yourself from this case, you will automatically be deemed to have agreed to a release of claims as set forth in the Settlement Agreement.

Excluding Yourself From The Settlement

If you do not want a payment or other benefits from this settlement but you want to keep the right to sue or continue to sue the Bank for a claim related to your repossessed motor vehicle, then you must take steps to get out of the Class. This is called excluding yourself – sometimes referred to as “opting out” of the Class.

12. How do I get out of the settlement?

To exclude yourself from the settlement, you must send a letter to the Settlement Administrator saying that you, as well as any and all other person(s) who signed your vehicle finance agreement, want to be excluded from Chipego v. Five Star Bank, Court of Common Pleas, Philadelphia County, May Term 2017, No. 02466. Be sure to include your name, address, email (if available), telephone number, and your signature. Mail your exclusion request postmarked no later than [42 days after date of mailing on notice] to:

Settlement Administrator
Chipego v. Five Star Bank [ADDRESS] [ADDRESS]

13. If I exclude myself, can I get money from this settlement?

No. You must exclude yourself from this Class to continue your own lawsuit. If you exclude yourself, you will not receive any money from this lawsuit or settlement, credit report deletion, elimination of any disputed Deficiency, or other relief that this Class Settlement provides. Unless you exclude yourself, you give up any right to sue the Bank for the claims that this settlement resolves. If you have a pending lawsuit, speak to your lawyer in that case immediately.

The Lawyers Representing You

14. Do I have a lawyer in this case?

The Court has approved the following lawyers and law firms to represent you and other Class Members: Cary L. Flitter, Andrew M. Milz, and Jody Thomas López-Jacobs, along with the law firm of Flitter Milz, P.C., and Matthew Parham along with Western New York Law Center, and Carlo Sabatini along with Sabatini Law Firm LLC. These lawyers are called Class Counsel. You will not be charged individually for these lawyers. If you want to be represented by your own lawyer, you may hire a firm at your own expense.

15. How will the lawyers and Class Representative be paid?

As part of the class settlement, Plaintiffs will ask the court to approve a $40,000.00 service award to each of the four Plaintiffs (for a total of $160,000.00) for their time and effort in bringing this case. Plaintiffs will ask the Court to approve a payment out of the Settlement Fund in the amount of up to $11,800,000.00 for Class Counsel fees and up to $150,000.00 for reimbursement of expenses. The fees will pay Class Counsel for investigating the facts, preparing legal filings, litigating the case (including a mid-case appeal) negotiating the settlement, filing legal papers with the Court. It also compensates for oversight of future implementation of the settlement and resolving inquiries from Class Members. Class Counsel have not been paid for their time or services since this case was filed in May 2017. The Court could award less than this amount.

Objecting To The Settlement

17. How do I tell the Court that I don’t like the settlement?

If you are a Class Member, you can object to the settlement if you don’t like any part of it. You should state why you object and why you think the Court should not approve the settlement. The Court will consider your views. To object, you must send a letter to the Settlement Administrator stating your name, address, email address (if available), telephone number, that you object to the settlement in Chipego v. Five Star Bank, May Term 2017, No. 02466, and the reasons you object to the settlement. Mail the objection to the address listed in Section 12 above, postmarked no later than [42 days after date of mailing on notice].

18. What’s the difference between objecting and excluding?

Objecting is telling the Court that you don’t like something about the settlement, and that you, for that reason, want the settlement not to be approved. You can object only if you stay in the Class. If you exclude yourself, you have no basis to object because the case no longer affects you.

The Court’s Fairness Hearing

The Court will hold a hearing to decide whether to approve the settlement, and the amount of fees, awards, and expenses that should be approved. You may attend and you may ask to speak, but you don’t have to. Attendance is not required or expected unless you have advised that you intend to appear or have your lawyer appear.

19. When and where will the Court decide whether to approve the settlement?

The Court will hold a Fairness Hearing on [final approval hearing date and time set by the Court, at least 100 days after preliminary approval] at the Court of Common Pleas of Philadelphia County, Courtroom [__], City Hall, Philadelphia, PA. At this hearing, the Court will consider whether the settlement is fair, reasonable, and adequate and meets the test for class action settlements. If there are objections, the Court will consider them. The Court will listen to people who have asked to speak at the hearing. The Court may also determine the Class Representative Service Award and Class Counsel fees and expenses. Following the hearing, the Court will decide whether to approve the settlement. We do not know how long these decisions will take.

20. Do I have to come to the hearing?

No. Class Counsel will answer any questions the Court may have. But you are welcome to come at your own expense. If you file an objection, you don’t have to come to Court to talk about it, but you may. As long as you properly mailed your written objection on time, the Court will consider it. You may also pay your own lawyer to attend, if you wish.

21. May I speak at the hearing?

You may ask the Court for permission to speak at the Fairness Hearing. You cannot speak at the hearing if you exclude yourself from the settlement.

If You Do Nothing

22. What happens if I do nothing at all?

If you do not exclude yourself and the Court gives final approval to the settlement, you will receive a settlement payment(s), elimination of your disputed Deficiency (if any), and credit reporting relief as provided in the Class Action Settlement Agreement.

Getting More Information

23. Are there more details about the settlement?

This notice summarizes the proposed settlement. The pleadings and other records in this litigation, including a copy of the Settlement Agreement, may be examined at any time during regular office hours at the Court of Common Pleas of Philadelphia County. Select case records and a copy of the full Settlement Agreement may also be viewed on the website related to this case: www.fivestarbankrepoclassaction.com.

You may also call or write to the following:

The Settlement Administrator: Chipego v. Five Star Bank c/o Settlement Administrator [ADDRESS] [ADDRESS] [phone number]	Class Counsel: FLITTER MILZ, P.C. 450 N. Narberth Avenue, Suite 101 Narberth, PA 19072 888-668-1225 consumers@consumerslaw.com

Please do not call the Court, the Bank, or the Bank’s counsel.

Exhibit C

MATTHEW L. CHIPEGO, CHARLENE K. MOWREY, Kimberly Catalano-Pike, executrix of the Estate of Constance C. Churchill, DECEASED, JOSEPH W. EWING,

individually and on behalf of themselves and all other similarly situated

                                                  Plaintiffs

                               v.

FIVE STAR BANK

                       and

FINANCIAL INSTITUTIONS, INC.

                                                  Defendants

COURT OF COMMON PLEAS PHILADELPHIA COUNTY CIVIL ACTION MAY TERM, 2017 NO. 002466

ORDER FOR FINAL JUDGMENT AND DISMISSAL

WHEREAS, Plaintiffs Matthew L. Chipego, Charlene K. Mowery, Kimberly Catalano-Pile, executrix for the estate of Constance C. Churchill, deceased, and Joseph W. Ewing (the “Class Representatives” or “Plaintiffs”) on behalf of themselves and the Class Members, and Defendants Five Star Bank and Financial Institutions, Inc. (“Defendants” or the “Bank”), have entered into and filed with the Court a Class Action Settlement Agreement and Release (the “Settlement Agreement”);

WHEREAS, the Court on _____________________, 2025 entered an Order Preliminarily Approving the Settlement (“Preliminary Approval Order”);

WHEREAS, on ____________________, beginning at ___________ o’clock __.m. in Courtroom ____, City Hall, Philadelphia, PA, the Court held a hearing to consider, among other things (i) whether the settlement reflected in the Settlement Agreement should be approved as fair, reasonable, adequate and in the best interests of the members of the Class; (ii) whether final judgment should be entered dismissing the claims of the members of the Class with prejudice and on the merits, as required by the Settlement Agreement; and (iii) whether to approve Plaintiffs’

application for an award of Class Counsel fees and expenses and Class Representative service awards from the common fund;

WHEREAS, based on the foregoing, having heard the statements of counsel for the parties and of such persons who chose to appear at the final approval hearing, having considered all of the files, records and proceedings in the Action, including specifically the Settlement Agreement (and the exhibits appended thereto), the memoranda and other papers filed by the parties in support of final approval of the proposed settlement, Plaintiffs’ request for the award of Class Representative service awards, and Plaintiffs’ request for an award of Class Counsel fees and expenses;

WHEREAS, there have been _________ objections to the settlement and __________ Class Members have opted out.

THE COURT HEREBY FINDS, ORDERS AND ADJUDGES THAT:

1.
Notice to the Class: Notice to the Class of the proposed Settlement has been provided by the Settlement Administrator pursuant to this Court’s Order of Preliminary Approval, as attested to by the Affidavit of the Settlement Administrator. The Notice given to members of the Class by first class mail constituted due and sufficient notice of the Settlement to all persons entitled to be sent notice and fully satisfies the requirements of due process and Pa. R. Civ. P. 1712, 1714(c).
2.
Settlement Approved: The proposed Settlement set forth in the parties’ Settlement Agreement, a copy of which was filed as Ex. “1” to the Motion for Final Approval, is fair, reasonable, adequate, and in the best interests of the Class. The terms in this Order shall be interpreted in accordance with the definitions in the Settlement Agreement. All aspects of the Settlement Agreement are approved.
3.
Service Award: Service awards of $40,000 to each Class Representative are approved.

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4.
Class Counsel Fees and Expenses: The Court has reviewed the application for Class Counsel fees and expenses, and the documentation submitted in support. Consistent with the criteria set forth in Pa. R. Civ. P. 1717, and established Pennsylvania law providing for payment of reasonable counsel fees and expenses to Class Counsel from a common fund created for the benefit of the Class, the Court finds the cash payment of $29,500,000, complete elimination of disputed Deficiency balances by accord and satisfaction in the sum of approximately $55,323,663, and equitable type relief including correction of consumer credit reports of Class Members creates a common fund with an approximate value in excess of $84,800,000.

Plaintiffs’ request for Class Counsel fees in the sum of $11,800,000 constitutes approximately 13.91% of the combined cash and debt cancellation and other relief afforded by the Settlement, is approved as fair and reasonable in light of the factors set forth in Pa. R. Civ. P. 1717, and in light of ongoing future services reasonably anticipated to be required to implement and oversee this settlement. Litigation expenses of Class Counsel are approved in the sum of $_____________. Counsel fees and expenses are both to be paid out of the Settlement Fund, as set forth in the Settlement Agreement.

5.
Dismissal and Related Matters:
a.
The claims of all members of the Class, except those Class Members who have excluded themselves from the Class pursuant to paragraph 4.03 of the Settlement Agreement, are hereby dismissed with prejudice, on the merits and without costs to any party.
b.
Plaintiffs, on their own behalf and on behalf of each Class Member, and Defendants, by operation of this release, shall be deemed to have fully, finally, and forever released, settled, compromised, relinquished, and discharged with prejudice any and all Settled Claims, and shall be forever barred and enjoined from instituting or further prosecuting any Settled Claim in any forum, including in any state or federal court.

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c.
In light of the notice given to the Class Members, Plaintiffs and all Class Members shall be bound by the Settlement Agreement, and all of their Settled Claims shall be dismissed with prejudice and/or released.
6.
Cy Pres: The Court approves the following allocation of residual funds pursuant to Pennsylvania Rule of Civil Procedure 1716: (a) 50% to the Pennsylvania Interest on Lawyers Trust Account (“IOLTA”); (b) 25% to Philadelphia Legal Assistance to support activities and programs which promote the delivery of civil legal assistance, including consumer credit education and counseling, to the indigent in the Commonwealth of Pennsylvania; and (c) 25% to Center for Elder Law & Justice, Buffalo, New York to support activities and programs which promote the delivery of civil legal assistance, including consumer credit education and counseling, to the indigent in the State of New York. All funds remaining after distribution(s) of the Net Fund to Class Members shall be distributed by the Settlement Administrator to these cy pres recipients, as called for in the Settlement Agreement.

7.
Continuing Jurisdiction: Consummation of the settlement shall proceed as described in the Settlement Agreement. The Court retains jurisdiction of this matter in order to resolve any disputes which may arise in the implementation of the Settlement Agreement, the

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implementation of this Final Judgment and Order, or the distribution and allocation of the Settlement Fund. Final judgment shall be entered as provided herein.

BY THE COURT:

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